Exhibit 99.1

CONTACTS: Timothy K. Zimmerman President & Chief Executive Officer 412.856.0363

RELEASE DATE:	Colleen M. Brown
October 18, 2012	Chief Financial Officer
412.856.0363

STANDARD FINANCIAL CORP. ANNOUNCES QUARTERLY DIVIDEND PAYMENT AND FOURTH QUARTER AND FISCAL YEAR EARNINGS

Monroeville, Pennsylvania — October 18, 2012 — Standard Financial Corp. (the “Company”) -  (NasdaqCM:  STND), the holding company for Standard Bank PaSB, today announced earnings for the quarter ended September 30, 2012 of $579,000 or $0.18 per share compared to $734,000 or $0.23 per share for the quarter ended September 30, 2011.  The Company’s annualized return on average assets and average equity were 0.52% and 2.89%, respectively, for the quarter ended September 30, 2012 compared to 0.67% and 3.77%, respectively, for the quarter ended September 30, 2011.

For the year ended September 30, 2012, net income was $3.0 million or $0.93 per share compared to $2.4 million or $0.76 per share for the year ended September 30, 2011.  The $532,000 increase in net income for the year ended September 30, 2012 compared to the prior year was primarily due to a one-time $908,000 after tax expense for a contribution to Standard Charitable Foundation in the first quarter of fiscal 2011.  The Company’s return on average assets and average equity were 0.67% and 3.73%, respectively, for the year ended September 30, 2012 compared to 0.56% and 3.18%, respectively, (0.76% and 4.38%, respectively, excluding the one-time charitable foundation contribution) for the year ended September 30, 2011.

The Company’s board of directors declared a quarterly cash dividend of $.045 per share of the Company’s common stock.  The dividend will be payable to stockholders of record as of November 2, 2012 and will be paid on November 15, 2012.

Timothy K. Zimmerman, President & CEO, stated, “Our focus remains on the key elements that contribute to the maintenance of core operating earnings which include loan production, asset quality, expense control, effective management of interest rate risk and product pricing.  Results for the 2012 fiscal year reflect encouraging signs in many of these areas with net loan growth despite continued high repayments, net deposit growth and improved non-performing loan ratios. Management of the interest rate margin is especially challenging in the continued unprecedented historical low interest rate environment.”

Net income for the quarter ended September 30, 2012 decreased $155,000 or 21.1% compared to the same quarter in the prior year.  The decrease was primarily the result of an increase in non-interest expenses of $243,000 or 10.1% and a decrease in net interest income of $151,000 or 4.5%, partially offset by a decrease of $125,000 in the provision for loan losses and lower income tax expense of $96,000 for the quarter ended September 30, 2012 compared to the same quarter in the prior year.

Net income for the year ended September 30, 2012 increased $532,000 compared to the prior year due to the one-time charitable contribution expense ($908,000 after tax impact) made in the first fiscal quarter of 2011 and a $425,000 or 26.2% lower provision for loan losses, partially offset by a decrease in net interest income of $530,000 or 3.9% and an increase in non-interest expenses of $517,000 or 5.4%.

Net interest income declined from $3.3 million and $13.5 million for the three and twelve months ended September 30, 2011, respectively, to $3.2 million and $13.0 million for the three and twelve months ended September 30, 2012, respectively. The decreases in net interest income for both periods resulted primarily from a lower yield on assets partially offset by a lower cost of funds.

The provision for loan losses was $300,000 for the current quarter compared to $425,000 for the quarter ended September 30, 2011 and $1.2 million for the year ended September 30, 2012 compared to $1.6 million for the year ended September 30, 2011.  Non-performing loans at September 30, 2012 were $4.0 million or 1.34% of total loans compared to $4.6 million or 1.60% of total loans at September 30, 2011.

Total non-interest expenses were $2.6 million for the quarter ended September 30, 2012 compared to $2.4 million for the quarter ended September 30, 2011.  The $243,000, or 10.1%, increase was due mainly to higher personnel related expenses, a portion of which was for the stock based compensation plans which began in August 2012, and additional costs relating to employee medical benefits.  Higher expenses were also incurred to upgrade the Company’s ATM machines along with increased public company related expenses.  Total non-interest expenses increased $517,000 or 5.4% to $10.0 million for the twelve months ended September 30, 2012 from $9.5 million for the twelve months ended September 30, 2011.  The increase was primarily in personnel related costs, premises and occupancy costs and other operating expenses.

Standard Financial Corp., with total assets of $443.4 million at September 30, 2012, is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates ten offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland.  Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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	Three Months Ended September 30,		Twelve Months Ended September 30,
OPERATIONS DATA:	2012	2011	2012	2011
Interest and Dividend Income	$4,211	$4,475	$17,324	$18,412
Interest Expense	1,043	1,156	4,361	4,919
Net Interest Income	3,168	3,319	12,963	13,493
Provision for Loan Losses	300	425	1,200	1,625
Net Interest Income after Provision for Loan Losses	2,868	2,894	11,763	11,868
Noninterest Income	603	585	2,403	2,375
Contribution to Standard Charitable Foundation	—	—	—	1,376
Noninterest Expenses	2,641	2,398	10,022	9,505
Income before Income Tax Expense	830	1,081	4,144	3,362
Income Tax Expense	251	347	1,188	938
Net Income	$579	$734	$2,956	$2,424

Earnings Per Share (EPS) - Basic and Diluted	$0.18	$0.23	$0.93	$0.76
Annualized Return on Average Assets (ROA)	0.52%	0.67%	0.67%	0.56%
Annualized Return on Average Equity (ROE)	2.89%	3.77%	3.73%	3.18%
Net Interest Spread	2.93%	3.07%	3.00%	3.13%
Net Interest Margin	3.08%	3.24%	3.15%	3.31%

	September 30,	September 30,
FINANCIAL CONDITION DATA:	2012	2011
Total Assets	$443,432	$434,619
Cash and Cash Equivalents	18,774	12,658
Investment Securities	102,677	105,754
Loans Receivable, Net	291,113	285,113
Deposits	330,299	320,322
Borrowed Funds	30,081	31,417
Total Stockholders’ Equity	80,117	78,716

Book Value Per Share	$23.02	$22.63
Tangible Book Value Per Share	$20.35	$19.91

Allowance for Loan Losses to Total Loans	1.51%	1.56%
Non-Performing Assets to Total Assets	1.00%	1.24%
Non-Performing Loans to Total Loans	1.34%	1.60%